Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
April 28, 2025	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
AirJoule Technologies Corporation	Los Angeles	Washington, D.C.
34361 Innovation Drive	Madrid
Ronan, Montana 59864

Re: AirJoule Technologies Corporation – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to AirJoule Technologies Corporation, a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time, (a) by B. Riley Principal Capital II, LLC (“B. Riley”) of up to 4,250,000 shares (the “B. Riley Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), that the Company may elect, in its sole discretion, to issue and sell to B. Riley, from time to time from and after the Commencement Date as defined in that certain common stock purchase agreement, dated as of March 25, 2025, by and between the Company and B. Riley (the “Purchase Agreement”) and (b) (i) by the investors each party to a subscription agreement with the Company, dated as of April 23, 2025 (such investors, collectively, the “April 2025 PIPE Investors”), of up to 3,775,126 shares of Common Stock issued to the April 2025 PIPE Investors pursuant to such subscription agreements (the “April 2025 PIPE Shares”) and (ii) by the investor party to that certain subscription agreement with the Company, dated as of March 8, 2024 (such investor, the “March 2024 PIPE Investor” and, together with the April 2025 PIPE Investors and B. Riley, the “Stockholders”), of up to 275,880 shares of Common Stock issued to the March 2024 PIPE Investor pursuant to such subscription agreement (the “March 2024 PIPE Shares” and, together with the April 2025 PIPE Shares, the “PIPE Shares”). The PIPE Shares and the B. Riley Shares, are referred to collectively herein as the “Shares.” This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer and sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

April 28, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the B. Riley Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of B. Riley, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Purchase Agreement, the issuance and sale of the B. Riley Shares will have been duly authorized by all necessary corporate action of the Company, and the B. Riley Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that certain terms of the B. Riley Shares to be issued by the Company from time to time will be authorized and approved by the Company’s board of directors (the “Board”) or one or more committees thereof established by the Board or other person or body designated by the Board having the authority to issue and sell the B. Riley Shares pursuant to the Purchase Agreement in accordance with the DGCL, the third amended and restated certificate of incorporation and the third amended and restated bylaws of the Company and certain resolutions of the Board and one or more committees thereof.

2. The PIPE Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the opinion in paragraph 1 above, we have assumed that (i) the Company complied or will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its amended and restated certificate of incorporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP